UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 10, 2006

Idera Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Vassar Street, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equities Securities

Item 1.01.      Entry Into a Material Definitive Agreement
     On March 24, 2006, Idera Pharmaceuticals, Inc. (the “Company”) secured a commitment (the “Commitment”) from Biotech Shares Ltd. (“Biotech Shares”) to purchase from the Company up to a total of $9.75 million of common stock. In connection with the Commitment, the Company entered into a Common Stock Purchase Agreement, dated March 24, 2006, between the Company and Biotech Shares (the “Purchase Agreement”). Under the Purchase Agreement, Biotech Shares agreed to purchase up to a total of $9.75 million of common stock during the period from June 24, 2006 through December 31, 2006 in up to three drawdowns made by the Company, at the Company’s discretion. The Company’s ability to make drawdowns was conditioned upon the effectiveness of a registration statement covering the resale of the shares to be issued under the Purchase Agreement, but the Purchase Agreement provided that the Company could drawdown up to $2.5 million prior to such registration statement being declared effective.
     On July 10, 2006, the Company entered into Amendment No. 1 to the Purchase Agreement (the “Amendment”) in order to increase the dollar amount that the Company could drawdown under the Purchase Agreement prior to the effectiveness of such registration statement from $2.5 million to $3.5 million.
Item 3.02.      Unregistered Sales of Equities Securities
     Concurrently with the execution of the Amendment, the Company delivered to Biotech Shares a drawdown notice, pursuant to which the Company will sell Biotech Shares 683,594 shares of the Company’s common stock at a price of $5.12 per share of common stock for total proceeds of $3.5 million. The sale of these shares is scheduled to close on July 24, 2006. The Company expects to sell such common stock in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: July 14, 2006	By:	/s/ Robert G. Andersen
Robert G. Andersen
Chief Financial Officer and Vice President of Operations